Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, August 3, 2011
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE MORE THAN DOUBLES YEAR OVER YEAR EARNINGS ON REVENUE GROWTH AND IMPROVED OPERATIONS

NORTHBROOK, IL — August 3, 2011 — KapStone Paper and Packaging Corporation (NYSE: KS) today reported record results for the second quarter ended June 30, 2011.

•                  Net sales of $215 million, up $16 million or 8 percent, versus 2010

•                  Average revenue per ton of $633, up $48 or 8 percent, versus 2010

•                  Diluted EPS of $0.38,  up $0.23 or 153 percent, versus 2010

•                  Adjusted EBITDA of $44 million, up $19 million or 76 percent, versus Q2 2010

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Record net sales of $215 million and record adjusted EBITDA of $44 million demonstrate the growing success of KapStone.  Sales benefited from price increases on two product lines partially implemented in the second quarter that should be fully realized in the third quarter. Our mills had an excellent quarter and achieved a new average daily production record of 3,600 tons.  Increased productivity coupled with cost savings initiatives reduced our cost per ton by $15 compared to a year ago.”

Second Quarter Operating Highlights

Record net sales for the quarter ended June 30, 2011 of $214.8 million were up $15.7 million over the same period a year ago.  The increase in net sales was driven by $15.8 million of higher average selling prices, $2.0 million from increased volume, and $1.9 million from favorable exchange rates. A less favorable product mix reduced sales by $1.9 million reflecting lower percentages of DuraSorb® and kraft paper sales.

Operating income of $30.6 million for the 2011 quarter increased by $18.1 million compared to the 2010 quarter primarily on $15.8 million of higher average selling prices, $4.8 million of productivity gains, $1.9 million due to favorable exchange rates and $0.8 million of lower stock compensation expenses.  Higher depreciation and amortization of $1.7 million, less favorable product mix of $1.3 million and inflation of $0.9 million, primarily on freight and chemical costs, partially offset the gains.

Interest expense of $0.6 million for the second quarter of 2011 decreased by $0.2 million over the comparable quarter in 2010 and reflected lower debt levels. At June 30, 2011, the interest rate on the majority of the Company’s debt is 1.69 percent.

The effective tax rate for the 2011 second quarter was 38.6 percent compared to 33.7 percent for the 2010 second quarter. The 2011 effective tax rate is higher due to a lower expected benefit from the domestic manufacturing deduction. The 2010 effective tax rate included a benefit from a discrete adjustment related to a refundable tax credit from the inorganic content of black liquor.

For income tax purposes, the Company has taken the position that the alternative fuel mixture tax credit is not taxable as it is similar to an excise tax refund. Since the Internal Revenue Service (“IRS”) has issued no specific guidance in this area, the Company has recorded a $68 million liability for an unrecognized tax benefit. The IRS’s examination of the Company’s 2007-2009 tax returns is ongoing.

Cash Flow and Working Capital

Cash and cash equivalents increased by $27.3 million to $49.8 million as of June 30, 2011, reflecting $40.6 million provided by operating activities offset by $8.2 million used in investing activities and $5.1 million used in financing activities.

Total debt outstanding as of June 30, 2011, was $106.5 million and was reduced by $5.3 million during the second quarter of 2011.

At June 30, 2011, the Company had approximately $110.6 million of working capital and $88.6 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “As we enter the second half of the year, we believe that KapStone will benefit from the realizations of our announced price increases.  We will continue to pursue operational excellence.  Our backlogs remain at healthy levels.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Thursday, August 4, 2011, to discuss the Company’s financial results for the 2011 second quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.299.0148

International: 617.801.9711

Participant Passcode: 39430804

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Non-GAAP Financial Measures

In addition to our audited consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Investors are cautioned that EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are not financial measures under U.S. GAAP.  Management uses these measures to focus on the on-going operations, and believes that they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs.  Reconciliations of net income to EBITDA, EBITDA to Adjusted EBITDA, net income to Adjusted Net Income, and diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  In addition, these measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; and (6) the ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2011	2010	%	2011	2010	%

Net sales	$214,786	$199,119	7.9%	$421,524	$375,618	12.2%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	143,143	146,684	2.4%	285,794	276,985	-3.2%
Freight and distribution expenses	19,681	20,048	1.8%	37,510	36,118	-3.9%
Selling, general and administrative expenses	8,866	8,942	0.8%	18,172	16,041	-13.3%
Depreciation and amortization	12,778	11,149	-14.6%	24,569	22,495	-9.2%
Other operating income	290	227	27.8%	578	510	13.3%
Operating income	30,608	12,523	144.4%	56,057	24,489	128.9%

Foreign exchange gain / (loss)	45	(532)	108.5%	335	(898)	137.3%
Interest income	9	9	0.0%	9	18	-50.0%
Interest expense	649	818	20.7%	1,336	1,679	20.4%
Amortization of debt issuance costs	437	483	9.5%	847	1,259	32.7%
Income before provision for income taxes	29,576	10,699	176.4%	54,218	20,671	162.3%
Provision for income taxes	11,417	3,606	-216.6%	20,928	7,187	-191.2%
Net income	$18,159	$7,093	156.0%	$33,290	$13,484	146.9%

Net income per share:
Basic	$0.39	$0.15		$0.72	$0.30
Diluted	$0.38	$0.15		$0.70	$0.29

Weighted-average number of shares outstanding:
Basic	46,250,362	45,917,254		46,172,108	45,700,323
Diluted	47,416,400	47,004,892		47,435,487	46,813,744

Effective tax rate	38.6%	33.7%		38.6%	34.8%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,822	$67,358
Trade accounts receivable, net of allowances	81,402	66,640
Other receivables	3,027	2,780
Inventories	75,484	73,324
Prepaid income taxes	—	348
Prepaid expenses and other current assets	3,426	2,403
Deferred income taxes	6,907	9,394
Total current assets	220,068	222,247

Plant, property and equipment, net	455,970	466,019
Other assets	3,984	3,996
Intangible assets, net	20,865	22,654
Goodwill	54,511	4,811
Total assets	$755,398	$719,727

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,835	$18,835
Other current borrowings	1,038	—
Accounts payable	52,413	55,504
Accrued expenses	18,857	22,986
Accrued compensation costs	15,941	18,229
Accrued income taxes	2,372	—
Total current liabilities	109,456	115,554

Long-term debt, net of current portion	84,030	92,857
Accrued pension and post-retirement benefits	6,235	6,454
Deferred income taxes	29,833	17,917
Other liabilities	70,587	68,311
Total other liabilities	190,685	185,539

Stockholders’ equity:
Common stock $.0001 par value	5	5
Additional paid-in capital	227,974	224,844
Retained earnings	227,377	194,087
Accumulated other comprehensive loss	(99)	(302)
Total stockholders’ equity	455,257	418,634
Total liabilities and stockholders’ equity	$755,398	$719,727

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating activities:
Net income	$18,159	$7,093	$33,290	$13,484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,778	11,149	24,569	22,495
Stock-based compensation expense	763	1,520	2,521	2,157
Excess tax benefits from stock-based compensation	(692)	(360)	(758)	(388)
Amortization of debt issuance costs	438	483	848	1,259
Loss on disposal of fixed assets	56	307	182	460
Deferred income taxes	7,156	3,756	14,291	6,655
Changes in operating assets and liabilities	1,980	11,053	(21,851)	11,874
Net cash provided by operating activities	$40,638	$35,001	$53,092	$57,996

Investing activities:
KPB acquisition earn-out payment	$—	$—	$(49,700)	$—
CKD acquisition	—	—	—	638
Capital expenditures	(8,236)	(8,256)	(12,914)	(15,504)
Net cash used in investing activities	$(8,236)	$(8,256)	$(62,614)	$(14,866)

Financing activities:
Proceeds from revolving credit facility	$—	$24,900	$7,600	$76,700
Repayments on revolving credit facility	—	(29,400)	(7,600)	(84,100)
Repayments of long-term debt	(4,709)	(3,845)	(9,418)	(17,986)
Proceeds from other current borrowings	—	—	2,273	2,564
Repayments on other current borrowings	(618)	(427)	(1,235)	(1,279)
Loan amendment costs	—	—	(244)	—
Payment of withholding taxes on vested restricted stock awards	(866)	(624)	(866)	(624)
Proceeds from exercises of stock options	443	217	621	544
Excess tax benefits from stock-based compensation	692	360	758	388
Proceeds from issuance of shares to ESPP	—	—	97	—
Other	—	111	—	111
Net cash used in financing activities	$(5,058)	$(8,708)	$(8,014)	$(23,682)

Net increase / (decrease) in cash and cash equivalents	27,344	18,037	(17,536)	19,448
Cash and cash equivalents-beginning of period	22,478	3,851	67,358	2,440
Cash and cash equivalents-end of period	$49,822	$21,888	$49,822	$21,888

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$18,159	$7,093	$33,290	$13,484
Interest income	(9)	(9)	(9)	(18)
Interest expense	649	818	1,336	1,679
Amortization of debt issuance costs	437	483	847	1,259
Provision for income taxes	11,417	3,606	20,928	7,187
Depreciation and amortization	12,778	11,149	24,569	22,495
EBITDA (Non-GAAP)	$43,431	$23,140	$80,961	$46,086

Alternative fuel mixture tax credits	—	(40)	—	(22,195)
Stock-based compensation expense	763	1,520	2,521	2,157
Adjusted EBITDA (Non-GAAP)	$44,194	$24,620	$83,482	$26,048

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$18,159	$7,093	$33,290	$13,484
Alternative fuel mixture tax credits	—	(27)	—	(14,478)
Stock-based compensation expense	468	1,008	1,548	1,407
Adjusted Net Income (Non-GAAP)	$18,627	$8,074	$34,838	$413

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.39	$0.15	$0.72	$0.30
Alternative fuel mixture tax credits	—	—	—	(0.32)
Stock-based compensation expense	0.01	0.02	0.03	0.03
Adjusted Basic EPS (Non-GAAP)	$0.40	$0.17	$0.75	$0.01

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.38	$0.15	$0.70	$0.29
Alternative fuel mixture tax credits	—	—	—	(0.31)
Stock-based compensation expense	0.01	0.02	0.03	0.03
Adjusted Diluted EPS (Non-GAAP)	$0.39	$0.17	$0.73	$0.01